As filed with the Securities and Exchange Commission on August 15, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Chemed Corporation
(Exact name of registrant issuer as specified in its charter)
See Table of Registrant Guarantors for information regarding additional Registrants
Delaware
(State or other jurisdiction of
incorporation or organization)
31-0791746
(I.R.S. Employer
Identification Number)
2600 Chemed Center
255 East 5th Street
Cincinnati, OH 45202
(513) 762-6900
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Kevin J. McNamara
Chief Executive Officer
2600 Chemed Center
255 East 5th Street
Cincinnati, OH 45202
(513) 762-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Andrew J. Pitts, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Security(1)	Offering Price(1)	Fee
1.875% Convertible Senior Notes due 2014	$200,000,000(2)	100%	$200,000,000	$6140
Guarantees of 1.875% Convertible Senior Notes due 2014	—	—	—	(3)
Capital Stock, par value $1.00 per share	2,477,480(5)	—	—	(4)

(1)	This estimate is made pursuant to Rule 457(a) of the Securities Act solely for the purpose of determining the registration fee. The above calculation is based on a bona fide estimate of the maximum offering price.

(2)	Represents the aggregate principal amount of the 1.875% Convertible Senior Notes due 2014 issued by Chemed Corporation.

(3)	Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.

(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of capital stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(5)	The number of shares of capital stock registered hereunder is based upon the number of shares of capital stock issuable upon conversion of the notes at the initial conversion rate of 12.3874 shares of capital stock for each $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of capital stock registered hereby shall include an indeterminate number of additional shares of capital stock that may be issuable as a result of antidilution adjustments. Any shares of capital stock issued upon conversion of the notes will be issued for no additional consideration.

Table of Registrant Guarantors

Exact Name of Registrant	State of Incorporation	I.R.S. Employer
Guarantor as Specified in its Charter	or Organization	Identification Number
Comfort Care Holdings, Co.	Nevada	31-1078128
Jet Resource, Inc.	Delaware	31-1331308
Roto-Rooter Corporation	Iowa	42-0499295
Roto-Rooter Services Company	Iowa	42-0499300
Nurotoco of Massachusetts, Inc.	Massachusetts	31-1102223
Consolidated HVAC, Inc.	Ohio	31-1329854
Roto-Rooter Group, Inc.	Delaware	31-1119469
R.R. UK, Inc.	Delaware	31-1269173
Roto-Rooter Development Company	Delaware	31-1258229
VITAS Healthcare Corporation	Delaware	59-2318357
VITAS Healthcare Corporation of California	Delaware	33-0644510
VITAS Healthcare Corporation of Central Florida	Delaware	65-0668678
VITAS Healthcare Corporation of Florida	Florida	65-0160635
VITAS Healthcare Corporation of Illinois	Delaware	65-1094333
VITAS Healthcare Corporation of Ohio	Delaware	65-0392352
VITAS Healthcare Corporation Atlantic	Delaware	65-0458856
VITAS Healthcare Corporation Midwest	Delaware	65-1094336
VITAS HME Solutions, Inc.	Delaware	65-0989593
VITAS Holdings Corporation	Delaware	65-0866301
Hospice Care Incorporated	Delaware	65-0153175
VITAS Hospice Services, L.L.C.	Delaware	65-1094331
VITAS Healthcare of Texas, L.P.	Texas	65-0866305
VITAS Healthcare Corporation of Georgia	Delaware	20-1531491
VITAS Healthcare Corporation of Arizona	Delaware	20-1913541
VITAS Care Solutions, Inc.	Delaware	20-8002332

Prospectus
$200,000,000
1.875% Convertible Senior Notes Due 2014,
the Related Note Guarantees and the Capital Stock
Issuable upon Conversion of the Notes
     This prospectus relates to the offer and sale from time to time by the persons listed under “Selling Securityholders” in this prospectus of up to $200,000,000 principal amount of our 1.875% Convertible Senior Notes due 2012 (and the related note guarantees as described herein), and the shares of our capital stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the sale of the underlying capital stock by the selling securityholders.
     The notes bear interest at a rate of 1.875% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007. The notes will mature on May 15, 2014.
     Holders may convert their notes at their option prior to the close of business on the business day immediately preceding March 1, 2014 only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2007, if the last reported sale price of the capital stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our capital stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after March 1, 2014 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at anytime, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our capital stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 40 trading-day observation period.
     The conversion rate is 12.3874 shares of our capital stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $80.73 per share of capital stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.
     We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.
     The notes rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes are guaranteed on a senior unsecured basis by certain of our subsidiaries and will be guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee our senior credit facility or any other credit facility debt or capital market debt. See “Description of Notes — Subsidiary Guarantees”.
     See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 15, 2007

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Securityholders has authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.
     The Selling Securityholders are offering to sell the notes only in places where offers and sales are permitted.
     You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the document incorporated by reference in this prospectus, as applicable.

i

Industry and Market Data
     We obtained the market and competitive position data, including market forecasts, used throughout this prospectus or incorporated by reference herein from internal surveys, as well as market research, publicly available information and industry publications. Industry publications, including those referenced herein, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the selling securityholders make any representation as to the accuracy of such information.

ii

PROSPECTUS SUMMARY
     The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors beginning on page 4 and the financial statements. For the purposes of this prospectus, references to “Chemed”, “Company”, “we”, “us”, and “our” refer to Chemed Corporation, and unless the context otherwise requires, its subsidiaries and their respective predecessors in interest.
Company Overview
     Chemed Corporation operates through two wholly owned subsidiaries, Vitas Healthcare Corporation and Roto-Rooter. Vitas is the nation’s largest provider of end-of-life hospice care. Roto-Rooter is North America’s largest provider of plumbing and drain cleaning services.
     Business of Vitas
     Vitas is the nation’s largest provider of noncurative hospice care for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s final days as comfortable and pain-free as possible. Through its teams of nurses, home health aides, doctors, social workers, clergy and volunteers, Vitas provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Vitas offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. At year-end 2006, Vitas cared for more than 11,000 patients daily in 15 states, primarily in the patients’ own homes, but also in Vitas’ inpatient units located in hospitals, nursing homes and assisted living/residential care facilities for the elderly.
     Business of Roto-Rooter
     Roto-Rooter provides repair and maintenance services to residential and commercial customers using the Roto-Rooter registered service mark. Such services include plumbing and sewer, drain and pipe cleaning. Roto-Rooter also manufactures and sells products and equipment used to provide such services. Roto-Rooter operates through more than 110 company-owned branches and independent contractors and approximately 500 franchisees. The total Roto-Rooter system offers services to more than 91% of the U.S. population and approximately 43% of the Canadian population. Roto-Rooter also has licensed master franchisees in China, including Hong Kong, the republics of Indonesia and Singapore, Japan, Mexico, the Philippines and the United Kingdom.

SUMMARY DESCRIPTION OF THE NOTES
     The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we”, “our”, “us”, and “Chemed” refer to Chemed Corporation and not to its consolidated subsidiaries.

Securities	$200,000,000 principal amount of 1.875% Convertible Senior Notes due 2014.

Issue Date	May 8, 2007

Maturity	May 15, 2014, unless earlier repurchased or converted.

Interest	1.875% per year. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day immediately preceding March 1, 2014, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:
•	during any fiscal quarter commencing after June 30, 2007, if the last reported sale price of the capital stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•	during the 5 business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our capital stock and the applicable conversion rate on each such day; or

•	upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights”.

On and after March 1, 2014 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is 12.3874 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $80.73 per share), subject to adjustment as described in this prospectus.

Upon conversion, we will pay cash up to the principal amount of the notes converted and shares of our capital stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 40 trading-day observation period. See “Description of Notes — Conversion Rights — Payment Upon Conversion”.

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in certain circumstances as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes”.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of capital stock issued to you upon conversion.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Guarantees	The notes are guaranteed on a senior unsecured basis by certain of our subsidiaries and will be guaranteed on a senior unsecured basis by each of our subsidiaries that guarantee our senior credit facility or certain other credit facility debt or capital market debt as described under “Description of Notes — Subsidiary Guarantees”. We refer to those subsidiaries as the subsidiary guarantors.

Ranking	The notes are our direct, senior, unsecured obligations and will rank equally in right of payment with all our future unsecured senior debt and senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The subsidiary guarantees will rank equally in right of payment with the existing and future unsecured senior debt of our subsidiary guarantors and will be senior in right of payment to the future subordinated debt of our subsidiary guarantors. The notes and the guarantees will effectively rank junior to any of our secured indebtedness or the subsidiary guarantors’ secured indebtedness, to the extent of the value of the assets securing such indebtedness.

The aggregate amount of assets held by our subsidiaries that are not subsidiary guarantors is approximately $14.6 million as of June 30, 2007.

Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of the capital stock issuable upon the conversion of the notes.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our capital stock, see “Certain U.S. Federal Income Tax Consequences”.

New York Stock Exchange Symbol for our Capital Stock	Our capital stock is quoted on the New York Stock Exchange under the symbol “CHE”.

Trustee, Paying Agent and Conversion Agent	LaSalle Bank National Association.
RISK FACTORS
     An investment in the notes and shares of our capital stock involves various material risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus from our most recent annual report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.
Risks Related to the Notes
Despite our current levels of debt, we may still incur more debt and increase the risks described above.
     We may be able to incur significant additional indebtedness in the future. For example, as of June 30, 2007, there was $127.4 million of additional availability under the revolving portion of our credit facility. The indenture governing the notes does not contain any maintenance or restrictive covenants that restrict our ability or the ability of our subsidiaries to incur debt. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes.
There currently is no public market for the notes and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of the notes.
     There is no public market for the notes and an active or sustained trading market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and you may not be able to resell the notes. If any of the notes are traded, they may trade at a discount from their original offering price.
     The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our capital stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.
The trading prices of the notes could be significantly affected by the trading prices of our capital stock.
     We expect that the trading prices of the notes in the secondary market will be significantly affected by the trading prices of our capital stock, the general level of interest rates and our credit quality. The market price of our capital stock may be volatile. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our capital stock or interest rates will rise or fall.

     Trading prices of our capital stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of capital stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our capital stock.
Claims of creditors of all of our non-guarantor subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over you as a holder of the notes.
     The notes will be effectively subordinated to all existing and future liabilities of our subsidiaries that are not guarantors. Subsidiaries we may establish or acquire in the future that are foreign subsidiaries or are domestic subsidiaries that are not wholly-owned will not be required to guarantee the notes. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you as a holder of the notes. In the event that any of our non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets and earnings of those subsidiaries will be used first to satisfy the claims of their creditors, trade creditors, banks and other lenders and judgment creditors. For the year ended December 31, 2006, subsidiaries that will not guarantee the notes represented approximately 2.1% and 4.4% of our consolidated revenues and consolidated operating income, respectively. As of June 30, 2007, such subsidiaries represented approximately 1.9% of our consolidated total assets.
The notes are not secured. However, our credit agreement is secured and therefore, our bank lenders have a prior claim on our and certain of our subsidiaries’ assets.
     The notes are not secured by any of our assets or those of our subsidiaries. However, our new credit agreement is secured by a pledge of our and our existing and future wholly owned domestic subsidiaries’ assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable laws pursuant to the instruments governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on certain of our and our subsidiary guarantors’ assets. Because the notes are not secured by any of our assets, it is possible that our remaining assets would be insufficient to satisfy your claims in full. In addition, the terms of the notes allow us to secure unlimited amounts of debt with our assets, all of which would be effectively senior to the notes to the extent of the value of such assets.
The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our capital stock, the issuance of certain rights or warrants, subdivisions or combinations of our capital stock, certain distributions of assets, debt securities, capital stock or cash to holders of our capital stock and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments”. The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of capital stock for cash, that may adversely affect the trading price of the notes or our capital stock. An event that adversely affects the value of the notes may occur which does not result in an adjustment to the conversion rate.
Upon conversion of the notes, you may receive less proceeds than expected because the value of our capital stock may decline between the day that you exercise your conversion right and the day the conversion value of your notes is determined.
     The conversion value that you will receive upon conversion of your notes is determined by an average of the daily VWAP of our capital stock on the New York Stock Exchange for each of the 40 consecutive trading days during the applicable observation period. Accordingly, if the price of our capital stock decreases after we receive your notice of conversion and prior to the end of the applicable observation period, the conversion value you receive will be adversely affected.
     In addition, in connection with the convertible bond hedge transaction, we intend to exercise options thereunder whenever notes are converted. In order to unwind its hedge positions with respect to those exercised options, each of JPMorgan Chase Bank, National Association and Citibank N.A. expects to sell shares of our capital stock in secondary market transactions or unwind various derivative transactions with respect to our capital stock during the observation period for the converted notes. These sales may adversely affect the value of our capital stock and, as a result, the conversion value you receive for your converted notes.
Holders of the notes may have to pay tax with respect to distributions on our capital stock that they do not receive.
     The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of capital stock on conversion may increase those note holders’ proportionate interests in our earnings and profits or assets. In that case, U.S. Holders (as defined under “Certain U.S. Federal Income Tax Consequences”) could be treated as though they received a dividend in the form of our capital stock under United States tax laws. Such a constructive stock dividend could be taxable to those note holders, although they would not actually receive any cash or other property. Non-U.S. holders may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty) with respect to such deemed dividends, which could be set off against subsequent payments on the notes. You should carefully consider the information under “Certain U.S. Federal Income Tax Consequences”.
The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.
     If certain fundamental changes occur, we will increase the conversion rate by a number of additional shares of our capital stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our capital stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes”. The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our capital stock in the transaction is greater than $200 per share or less than $65.90 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of capital stock issuable upon conversion as a result of this adjustment exceed 15.1745 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes”. The enforceability of our obligation to deliver the additional shares upon a fundamental change could be subject to general principles of reasonableness of economic remedies. An increase in the conversion rate may be treated as a distribution subject to U.S. federal income tax as a dividend. You should carefully consider the information under “Certain U.S. Federal Income Tax Consequences”.
We may not be able to purchase the notes upon a fundamental change, which would result in a default under the indenture governing the notes and would adversely affect our business and financial condition.
     Upon the occurrence of specific events, we must offer to purchase the notes at 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the notes, and restrictions under our new credit agreement or future debt instruments may not allow that repurchase. If we fail to repurchase notes in that circumstance, we will be in default under the indenture governing the notes and, in turn, under our new credit agreement. In addition, certain change of control events will constitute an event of default under our new credit agreement. A default under our new credit agreement would result in an event of default under the indenture if the administrative agent or the lenders accelerate our debt under our new senior credit facilities. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our senior credit facilities and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also contain restrictions on repayment of the notes upon a change of control or other events. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”.

We may not have access to sufficient cash to make payments on the notes.
     We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt and other obligations. Our subsidiaries are legally distinct from us and, unless they guarantee such debt, have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict payments from our subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due. These factors could also render our subsidiary guarantors financially or contractually unable to make payments under their guarantee of notes.
The notes may not be rated or may receive a lower rating than anticipated.
     We do not intend to seek a rating on the notes. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by the investors, or reduce their rating in the future, the market price of the notes and our capital stock would be harmed.
The net share settlement feature of the notes may have adverse consequences.
     The net share settlement feature of the notes, as described under “Description of Notes — Conversion Rights — Payment Upon Conversion”, may:
•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.
     We will generally deliver the cash and, if applicable, shares of capital stock issuable upon conversion on the third business day immediately following the last day of the observation period, which will (other than in the specified period immediately prior to maturity of the notes) generally be at least 45 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our capital stock during the observation period, any decrease in the price of our capital stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.
The convertible note hedge and warrant transactions may affect the value of the notes and our capital stock.
     In connection with the initial offering of the notes, we entered into convertible note hedge transactions with JPMorgan Chase Bank, National Association, London Branch, an affiliate of J.P. Morgan Securities Inc., and Citibank, N.A., an affiliate of Citigroup Global Markets Inc. (the “option counterparties”). The convertible note hedge transactions are expected to reduce the potential dilution to our capital stock upon any conversion of the notes. We also entered into separate warrant transactions with the option counterparties. In connection with hedging these transactions, the option counterparties or their respective affiliates:
•	may have entered into various derivative transactions with respect to our capital stock; and

•	may enter into or unwind various derivatives and/or purchase or sell our capital stock in secondary market transactions during any observation period related to a conversion of the notes.
     Such activities could have the effect of increasing, or preventing a decline in, the price of our capital stock.

     In addition, the option counterparties or their respective affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our capital stock, other of our securities or other instruments they may wish to use in connection with such hedging. In particular, such hedging activity is likely to occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes.
     We intend to exercise options we hold under the convertible note hedge transactions whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, the option counterparties or their respective affiliates expect to sell shares of our capital stock in secondary market transactions or unwind various derivative transactions with respect to our capital stock during the observation period for the converted notes.
     The effect, if any, of any of these transactions and activities on the market price of our capital stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our capital stock and the value of the notes and, as a result, the amount of cash or the number of shares that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.
If you hold notes, you will not be entitled to any rights with respect to our capital stock, but you will be subject to all changes made with respect to our capital stock.
     If you hold notes, you will not be entitled to any rights with respect to our capital stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our capital stock), but you will be subject to all changes affecting the capital stock. You will have rights with respect to our capital stock only if and when we deliver shares of capital stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our Certificate of Incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of capital stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our capital stock.
Under United States federal and state fraudulent transfer or conveyance statutes, a court could void our obligations and those of our subsidiary guarantors or take other actions detrimental to the holders of the notes.
     The issuance of the notes may be subject to review under U.S. bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws if a bankruptcy case or lawsuit is commenced by or against us or if a lawsuit is commenced against us by unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time we issued the notes or at the time the subsidiary guarantor incurred the indebtedness evidenced by its guarantee, we or such subsidiary guarantor:
     (1) issued the notes or its guarantee of the notes with the intent to delay, hinder or defraud present or future creditors; or
     (2) (a) received less than reasonably equivalent value or fair consideration for issuing the notes or its guarantee of the notes; and
     (b) at the time we issued the notes or the subsidiary guarantor incurred the indebtedness evidenced by its guarantee:
     (i) was insolvent or rendered insolvent by reason of issuing the notes or such guarantee;
     (ii) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its businesses; or
     (iii) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured or became due;

then, in either case, a court of competent jurisdiction could (1) void, in whole or in part, the notes or the applicable subsidiary guarantee and direct the repayment of any amounts paid thereunder to our other creditors, (2) subordinate the notes to our other debt or (3) take other actions detrimental to the holders of the notes.
     The measure of insolvency will vary depending upon the law applied in the case. Generally, however, a person would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. An entity may be presumed to be insolvent if it is not paying its debts as they became due.
     We cannot predict:
•	what standard a court would apply in order to determine whether we or a subsidiary guarantor were insolvent as of the date we issued the notes or such guarantor issued the guarantee or that regardless of the method of valuation, a court would determine that we or a subsidiary guarantor were insolvent on that date; or

•	whether a court would determine that the payments constituted fraudulent transfers or conveyances on other grounds.
     In addition, under U.S. federal bankruptcy law, if a bankruptcy case were initiated by or against us within 90 days after a payment by us with respect to the notes or a subsidiary guarantee, if we or the relevant subsidiary guarantor were insolvent at the time of such payment, and if certain other conditions were met, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment to us or the relevant subsidiary guarantor for distribution to other creditors. Certain states have enacted similar insolvency statutes with varying periods and other provisions.
General Risks Related to Investing in Our Capital Stock
We may not be able to pay or maintain dividends and the failure to do so could adversely affect our share price.
     On May 21, 2007, our board of directors approved a quarterly cash dividend of $.06 per capital share, or an aggregate of approximately $1,442,000. The cash dividend was paid on June 11, 2007, to stockholders of record as of May 31, 2007. These dividends may not be indicative of the amount of any future dividends. We intend to continue to pay regular quarterly dividends to our stockholders. Our ability to pay, maintain or expand cash dividends to our stockholders and to execute our dividend payment strategy is subject to the discretion of our board of directors and will depend on many factors, including, among other things, our ability to operate profitably, our earnings, capital requirements, general business conditions, our liquidity and other factors considered relevant by our board of directors. In addition, certain covenants in the agreements governing our new credit agreement restrict our ability to pay dividends. Furthermore, any shares of our capital stock issuable upon conversion of the notes and any new shares of capital stock issued otherwise will substantially increase the cash required to continue to pay cash dividends at current levels. Any common or preferred stock that may be issued in the future to finance acquisitions, upon exercise of stock options or other equity incentives, would have a similar effect, and may hinder our ability to pay cash dividends. The failure to maintain or pay dividends could adversely affect our share price.
Our stock price may be volatile, which could result in substantial losses for investors in our securities.
     The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our capital stock. The market price of our capital stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:
•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships,

•	joint ventures, capital commitments, new products or product enhancements;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.
     The trading price of our capital stock between January 1, 2005 and August 14, 2007 has ranged from a high of $71.30 on the New York Stock Exchange on July 12, 2007 to a low of $29.75 on October 2, 2006. The last reported price of our capital stock on the New York Stock Exchange on August 14, 2007 was $56.74 per share.
We are subject to certain anti-takeover statutes that might make it more difficult to effect a change in control of the Company.
     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control that could be advantageous to stockholders.
FORWARD-LOOKING STATEMENTS
     This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends such statements to be subject to the safe harbors created by that legislation. Such statements involve risks and uncertainties that could cause actual results of operations to differ materially from these forward-looking statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of capital stock issuable upon conversion of the notes.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

						Six Months Ended
	Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
Ratio of Earnings to Fixed Charges	4.0x	4.4x	2.5x	3.0x	4.8x	4.3x	5.0x
For purposes of computing the above ratios: (1) earnings consist of pretax income from continuing operations before the equity method earnings or losses plus fixed charges and amortization of capitalized interest minus interest capitalized; and (2) fixed charges consist of interest on debt expensed and capitalized, amortization of deferred debt issuance costs, and that portion of rental expense representative of interest.

PRICE RANGE OF CAPITAL STOCK AND DIVIDEND POLICY
     Our capital stock is traded on the New York Stock Exchange under the symbol “CHE”. The range of the high and low closing prices on the New York Stock Exchange and dividends paid per share for each quarter of 2005, 2006 and the first two quarters of 2007 adjusted for a 2-for-1 stock split occurring May 11, 2005, are set forth below.

			Dividends
	High	Low	Per Share
Fiscal Year Ended December 31, 2005
First Quarter	$38.63	$32.55	$.06
Second Quarter	43.83	34.57	.06
Third Quarter	44.90	39.32	.06
Fourth Quarter	54.00	40.13	.06
Fiscal Year Ending December 31, 2006
First Quarter	$59.67	$49.50	$.06
Second Quarter	61.28	50.29	.06
Third Quarter	54.65	32.26	.06
Fourth Quarter	38.64	29.99	.06
Fiscal Year Ending December 31, 2007
First Quarter	$49.65	$35.75	$.06
Second Quarter	68.77	49.00	.06
Third Quarter (through August 14, 2007)	70.53	52.93	.06
     On August 14, 2007, the last reported sale price of our capital stock on the New York Stock Exchange was $56.74 per share. There were approximately 2,909 record holders of our capital stock as of August 13, 2007.
     We declared a cash dividend of $.06 in the third quarter of 2007. The timing and amount of future cash dividends will be determined by our Board of Directors and will depend upon our earnings, financial condition, cash requirements, compliance with certain debt covenants and other factors not presently determinable. Our new credit facility restricts, and any future indebtedness incurred by us may restrict, our ability to pay dividends. See “Description of Notes”, “Description of Capital Stock” and “Risk Factors — We may not be able to pay or maintain dividends and the failure to do so could adversely affect our share price”.

DESCRIPTION OF NOTES
     The Company issued the notes under an indenture dated May 14, 2007 (the “indenture”) among itself, the subsidiary guarantors named therein and LaSalle Bank National Association as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes, the subsidiary guarantees and the shares of capital stock issuable upon conversion of the notes are covered by a registration rights agreement.
     The indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus forms a part.
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
     For purposes of this description, references to “the Company”, “we”, “our” and “us” refer only to Chemed Corporation and not to its subsidiaries.
General
     The notes
•	are general unsecured, unsubordinated obligations of the Company;

•	are limited to an aggregate principal amount of $200 million;

•	mature on May 15, 2014, unless earlier converted or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry, Settlement and Clearance”; and

•	are guaranteed on a senior unsecured basis by certain of our subsidiaries and will be guaranteed on a senior unsecured basis by each subsidiary of the Company that guarantees the Company’s Senior Credit Facility or any other Credit Facility Debt or Capital Markets Debt (each as defined under “— Subsidiary Guarantees”) of the Company.
     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our capital stock, if any, initially at a conversion rate of 12.3874 shares of capital stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $80.73 per share of capital stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of capital stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 40 trading-day observation period as described below under “Conversion Rights — Payment Upon Conversion”. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
     The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.
     We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.
     The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
     We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have designated LaSalle Bank, National Association, the trustee, as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     We will pay principal of and interest on (including any additional interest), notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.
     The registered holder of a note will be treated as the owner of it for all purposes.
Interest
     The notes bear interest at a rate of 1.875% from May 14, 2007. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2007. We will pay additional interest, if any, under the circumstances described under “— Registration Rights.”
     Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
     If any interest payment date falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day and no interest on such payment will accrue for the period from the interest payment date to such next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking
     The notes are general unsecured obligations of the Company that rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company and similarly the subsidiary guarantees will rank junior to any secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The subsidiary guarantees of the notes have a similar ranking with respect to secured and unsecured senior debt of the subsidiary guarantors as the notes do with respect to secured and unsecured senior debt of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.
     As of June 30, 2007, our total consolidated indebtedness was approximately $278.2 million, of which $77.8 million represents secured indebtedness under our Senior Credit Facility.
     As of June 30, 2007, subsidiaries of the Company had $397,000 of indebtedness.
     Each subsidiary guarantee of the notes is and any future subsidiary guarantee will be effectively subordinated to all secured debt of the relevant subsidiary guarantor to the extent of the value of the assets securing such debt. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay the cash purchase price or cash fundamental change price if a holder requires us to repurchase notes as described below.
Subsidiary Guarantees
     The Company’s obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on an unsubordinated basis by all subsidiaries of the Company that guarantee the Senior Credit Facility and will be guaranteed on an unsubordinated basis by any subsidiary that in the future guarantees the Senior Credit Facility, or any other Credit Facility Debt or Capital Markets Debt of the Company. Each subsidiary guarantee ranks equally in right of payment with all existing and future liabilities of subsidiary guarantors that are not subordinated. Each subsidiary guarantee effectively ranks junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. The subsidiary guarantees with respect to a note will automatically terminate immediately prior to such note’s conversion. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors.
     “Subsidiary guarantor” means each subsidiary of the Company which is a guarantor under the indenture.
     “Senior Credit Facility” means the Credit Agreement dated as of May 2, 2007, by and among, the Company, certain of its subsidiaries, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as Administrative Agent.
     “Capital Markets Debt” means any debt of the Company for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of at least $20.0 million.
     “Credit Facility Debt” means any debt of the Company for borrowed money that (i) is incurred pursuant to a credit agreement, including pursuant to the Senior Credit Facility, or other agreement providing for revolving credit loans, term loans or other long-term debt entered into between the Company and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of at least $20.0 million.
     Under the indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by a subsidiary guarantor, without any action required on the part of the trustee or any holder of the notes, upon such subsidiary guarantor ceasing to guarantee the Senior Credit Facility and any other Credit Facility Debt and Capital Markets Debt of the Company. Accordingly, if the lenders under the Senior Credit Facility agree to release a subsidiary guarantor from its guarantee of the Senior Credit Facility, the obligations of such subsidiary to guarantee the notes will immediately terminate, and if the Senior Credit Facility is repaid in full, the obligations of the Company’s subsidiaries to guarantee the notes will immediately terminate, unless the Company’s subsidiaries guarantee any other Credit Facility Debt or Capital Markets Debt of the Company. If any of the Company’s subsidiaries guarantee any Credit Facility Debt or Capital Markets Debt of the Company, then such subsidiaries will be required to guarantee the notes.
     In addition, a subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guaranty in the following circumstances, each of which is permitted by the indenture:
•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to the Company or any affiliate); or
•	upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to the Company or any affiliate).
     At the request of the Company, the trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders to any such release.
     The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Conversion Rights
     General
     Prior to March 1, 2014, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition”, “— Conversion Upon Satisfaction of Trading Price Condition”, and “— Conversion Upon Specified Corporate Transactions”. On or after March 1, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date. The conversion rate will initially be based on an initial conversion rate of 12.3874 shares of capital stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $80.73 per share of capital stock). Upon conversion of a note, we will pay cash and deliver shares of our capital stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading-day observation period (as defined below), all as set forth below under “— Payment Upon Conversion”. The trustee will initially act as the conversion agent.
     The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.
     If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder validly withdraws the repurchase election made by that holder.
     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our capital stock upon conversion of notes. Instead, we will either pay cash in lieu of fractional shares based on the daily VWAP (as defined under “— Payment Upon Conversion”) of the capital stock on the last day of the observation period (as defined under “— Payment Upon Conversion”) or issue one share of our capital stock in lieu of a fractional share. Our delivery to you of cash or a combination of cash and the full number of shares of our capital stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay
•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.
     As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made
•	for conversions on or following March 1, 2014;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our capital stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     Holders may surrender their notes for conversion into cash and shares of our capital stock, if any, under the following circumstances:
     Conversion Upon Satisfaction of Sale Price Condition
     A holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2007 if the last reported sale price of the capital stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.
     The “last reported sale price” of our capital stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our capital stock is traded.
     If our capital stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our capital stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.
     If our capital stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our capital stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
     For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which trading in our capital stock generally occurs on the principal U.S. securities exchange or market on which our capital stock is listed or admitted to trading.

     Conversion Upon Satisfaction of Trading Price Condition
     Prior to March 1, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our capital stock and the applicable conversion rate.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2 million principal amount of the notes from a nationally recognized securities dealer on any day, then the trading price per $1,000 principal amount of notes on such day will be deemed to be less than 98% of the product of the last reported sale price of our capital stock and the applicable conversion rate.
     In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent (initially, the trustee) shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our capital stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our capital stock and applicable conversion rate.
     Conversion Upon Specified Corporate Transactions
     Certain distributions
     If we elect to
•	issue to all or substantially all holders of our capital stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our capital stock at less than the average of the last reported sale prices of a share of our capital stock for the 10 consecutive trading-day period ending on the trading day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our capital stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our capital stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 30 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the capital stock does not automatically transfer the right to receive the relevant dividend from the seller of the capital stock to its buyer.
     Certain Corporate Events
     If we are party to a transaction described in clause (2) or (4) of the definition of fundamental change (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”, without giving effect to the paragraph following that definition), we must notify holders of the notes at least 30 calendar days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 45 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date). In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clause (1) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the purchase date corresponding to such fundamental change.
     Conversions On or After March 1, 2014
     On or after March 1, 2014, holders may convert each of their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.
     Conversion Procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
     If you hold a certificated note, to convert you must
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with these requirements is the conversion date under the indenture.
     If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has validly withdrawn the notice in accordance with the indenture.
     Payment Upon Conversion
     Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.
     “Daily settlement amount”, for each of the 40 trading days during the observation period, shall consist of:
•	cash equal to the lesser of one-fortieth of $1,000 and the daily conversion value; and

•	to the extent the daily conversion value exceeds one-fortieth of $1,000, a number of shares equal to, (A) the difference between the daily conversion value and one-fortieth of $1,000, divided by (B) the daily VWAP for such day.
     “Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-fortieth of the product of (1) the applicable conversion rate and (2) the daily VWAP for such day.
     “Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CHE.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our capital stock on such trading day determined, using a volume-weighted average method, by our board of directors in good faith. Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading hours.
     “Observation period” with respect to any note means (i) for notes with a conversion date occurring prior to March 1, 2014, the 40 consecutive trading-day period beginning on, and including, the second trading day after the related conversion date; and (ii) for notes with a conversion date occurring on or after March 1, 2014, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding May 15, 2014.
     For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading generally in our capital stock occurs on the New York Stock Exchange or, if our capital stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our capital stock is then listed or, if our capital stock is not then listed on a U.S. national or regional securities exchange, in the principal other market on which our capital stock is then traded. If our capital stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”
     “Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our capital stock is listed or admitted to trading.
     For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our capital stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any trading day for our capital stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our capital stock or in any options, contracts or future contracts relating to our capital stock.
     We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.
     We will deliver cash in lieu of any fractional share of capital stock issuable in connection with payment of the settlement amount (based upon the Daily VWAP for the final trading day of the applicable observation period) and subject to our right to deliver one share of our capital stock in lieu of a fractional share.
     Conversion Rate Adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.
(1)	If we issue shares of our capital stock as a dividend or distribution on shares of our capital stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:
where,
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or share combination, as applicable

CR’ =	the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 =	the number of shares of our capital stock outstanding immediately prior to such ex-dividend date or effective date

OS’ =	the number of shares of our capital stock outstanding immediately prior to such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination
(2)	If we issue to all or substantially all holders of our capital stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of our capital stock, at a price per share less than the average of the last reported sale prices of our capital stock for the 10 consecutive trading-day period ending on the scheduled trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):
where,
CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such issuance

CR1 =	the conversion rate in effect immediately after such ex-dividend date

OS0 =	the number of shares of our capital stock outstanding immediately after such ex-dividend date

X =	the total number of shares of our capital stock issuable pursuant to such rights or warrants

Y =	the number of shares of our capital stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our capital stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants
(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our capital stock, excluding
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;
then the conversion rate will be adjusted based on the following formula:
where,
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

SP0 =	the average of the last reported sale prices of our capital stock over the 10 consecutive trading-day period ending on the scheduled trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our capital stock on the record date for such distribution
     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our capital stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off”, the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:
     where,
CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our capital stock applicable to one share of our capital stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off

MP0 =	the average of the last reported sale prices of our capital stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off
     The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day after, and including, the effective date of the spin-off; provided that in respect of any conversion within 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.
(4A)	If any regular, quarterly cash dividend or distribution made to all or substantially all holders of our capital stock does not equal $0.06 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

(a)	if the per share amount of such regular, quarterly cash dividend or distribution is greater than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:
where,
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 =	the last reported sale price of our capital stock on the trading day immediately preceding the ex-dividend date for such distribution

C =	the amount in cash per share we distribute to holders of our capital stock in excess of the initial dividend threshold in the case of a regular quarterly dividend, or, in the case of any other dividend or distribution, the full amount of such dividend or distribution. The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A)
(b)	if the per share amount of such regular, quarterly cash dividend or distribution is less than the initial dividend threshold, the conversion rate will be adjusted based on the following formula:
where,
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR =	the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 =	the last reported sale price of our capital stock on the trading day immediately preceding the ex-dividend date for such distribution

C =	the initial dividend threshold minus the amount in cash per share we distribute to holders of our capital stock
The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustments will be made to the initial dividend threshold for any adjustment made to the conversion rate under this clause (4A).
(4B)	If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of our capital stock, the conversion rate will be adjusted based on the following formula:
where,
CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR =	the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 =	the last reported sale price of our capital stock on the trading day immediately preceding the ex-dividend date for such distribution

C =	the amount in cash per share we distribute to holders of our capital stock
(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our capital stock, to the extent that the cash and value of any other consideration included in the payment per share of capital stock exceeds the last reported sale price of our capital stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,
CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 =	the number of shares of our capital stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our capital stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender or exchange offer)

SP1 =	the average of the last reported sale prices of our capital stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires
     Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our capital stock or any securities convertible into or exchangeable for shares of our capital stock or the right to purchase shares of our capital stock or such convertible or exchangeable securities.
     We are permitted, to the extent permitted by law and the rules of any stock exchange or market upon which our capital stock is listed or admitted for trading, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our capital stock or rights to purchase shares of our capital stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of capital stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Consequences”.
     To the extent that we have a rights plan in effect upon conversion of the notes into capital stock, you will receive, in addition to the capital stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the capital stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our capital stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted
•	upon the issuance of any shares of our capital stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our capital stock under any plan;

•	upon the issuance of any shares of our capital stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our capital stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the capital stock; or

•	for accrued and unpaid interest and additional interest, if any.
     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate. The Company will not be required to adjust the conversion rate unless the adjustment would result in a change in the conversion rate of at least 1%. However, the Company is required to carry forward any adjustments to the conversion rate that are less than 1% and make such adjustments upon the first day of the observation period in connection with any conversion of notes.
     Recapitalizations, Reclassifications and Changes of Our Capital Stock
     In the case of any recapitalization, reclassification or change of our capital stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our capital stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of capital stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our capital stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our capital stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
     Adjustments of Average Prices
     Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.
     Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes
     If you elect to convert your notes as described above under “Conversion Upon Specified Corporate Transactions — Certain Corporate Events”, and the corporate transaction occurs on or prior to March 1, 2014 and also constitutes a transaction described in clause (1) or (2) of the definition of fundamental change (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of capital stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.
     The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our capital stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our capital stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our capital stock over the 20 trading-day period ending on the trading day preceding the effective date of the fundamental change.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”.
     The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$ 65.90	$ 70.00	$ 80.00	$ 90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$170.00	$180.00	$190.00	$200.00
May 14, 2007	2.7871	2.5785	1.9222	1.4714	1.1514	0.9178	0.7428	0.6091	0.5050	0.4226	0.3563	0.3022	0.2577	0.2206	0.1894
May 15, 2008	2.7871	2.5876	1.8965	1.4357	1.1101	0.8757	0.7026	0.5720	0.4714	0.3927	0.3300	0.2794	0.2379	0.2037	0.1750
May 15, 2009	2.7871	2.5733	1.8437	1.3647	1.0332	0.7993	0.6302	0.5051	0.4108	0.3382	0.2815	0.2363	0.1999	0.1700	0.1453
May 15, 2010	2.7871	2.5281	1.7591	1.2627	0.9287	0.6994	0.5383	0.4226	0.3376	0.2739	0.2253	0.1873	0.1573	0.1330	0.1131
May 15, 2011	2.7871	2.4544	1.6378	1.1211	0.7878	0.5684	0.4210	0.3199	0.2489	0.1979	0.1603	0.1319	0.1100	0.0927	0.0787
May 15, 2012	2.7871	2.3160	1.4436	0.9182	0.5992	0.4033	0.2809	0.2030	0.1521	0.1178	0.0940	0.0768	0.0639	0.0539	0.0459
May 15, 2013	2.7871	2.1106	1.1232	0.5854	0.3055	0.1646	0.0952	0.0609	0.0435	0.0340	0.0283	0.0244	0.0214	0.0189	0.0167
May 15, 2014	2.7871	1.8817	0.2040	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $200 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $65.90 per share (subject to adjustment), no additional shares will be issued upon conversion.
     Notwithstanding the foregoing, in no event will the total number of shares of capital stock issuable upon conversion exceed 15.1745 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”.
     If a holder converts its notes prior to the effective date of any fundamental change that would result in an adjustment to the conversion rate and the fundamental change does not occur, the holder will not be entitled to the additional shares.
     The Company’s obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.
Fundamental Change Permits Holders to Require Us to Purchase Notes
     If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date. However, if the fundamental change purchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid interest plus additional interest, if any, to but excluding the fundamental change purchase date to the record holder on the record date corresponding to such interest payment date and the fundamental change repurchase price payable to the holder who presents the note for repurchase will be 100% of the principal amount of such note. The fundamental change purchase date will be a date specified by us no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs

     (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing more than 50% of the ordinary voting power of our capital stock;
     (2) consummation of (A) any recapitalization, reclassification or change of our capital stock (other than changes resulting from a subdivision or combination) as a result of which our capital stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any consolidation with or merger of us with or into another person pursuant to which our capital stock will be converted into cash, securities or other property or any conveyance, transfer or lease of all or substantially all of our properties and assets to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our capital stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of capital stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;
     (3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or
     (4) our capital stock (or other capital stock into which the notes are then convertible) ceases to be listed on a national securities exchange.
     A fundamental change will not be deemed to have occurred, however if 100% of the consideration received or to be received by holders of our capital stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and, if applicable, any adjustments to the applicable conversion rate;

•	that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

     To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state
•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the fundamental change purchase date. The notice of withdrawal shall state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then
•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).
     The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
     No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors — We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes”. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
     The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Events of Default
     Each of the following is an event of default:
     (1) default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “Registration Rights”) on any note when due and payable and the default continues for a period of 30 days;
     (2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;
     (3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five days;
     (4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “— Conversion Upon Specified Corporate Transactions”, in each case when due;
     (5) failure by the Company to comply with its obligations under “Consolidation, Merger and Sale of Assets;”
     (6) failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;
     (7) default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $20 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable;
     (8) certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”);

     (9) a final judgment for the payment of $20 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or
     (10) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any subsidiary guarantor, or any person acting on its behalf, shall deny or disaffirm its obligation under the subsidiary guarantee.
     If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.
     The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:
     (1) such holder has previously given the trustee notice that an event of default is continuing;
     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
     (3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
     The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Modification and Amendment
     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
     (1) reduce the amount of notes whose holders must consent to an amendment;
     (2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;
     (3) reduce the principal of or extend the stated maturity of any note;
     (4) make any change that adversely affects the conversion rights of any notes;
     (5) reduce the purchase price or fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
     (6) make any note payable in money other than that stated in the note or, other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the notes;
     (7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or
     (8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
     Without the consent of any holder, the Company and the trustee may amend the indenture to:
     (1) cure any ambiguity, omission, defect or inconsistency;
     (2) provide for the assumption by a successor person of the obligations of the Company under the indenture;
     (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);
     (4) add guarantees with respect to the notes;
     (5) secure the notes;

     (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;
     (7) make any change that does not materially adversely affect the rights of any holder;
     (8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or
     (9) conform the provisions of the indenture to the “Description of Notes” section in the offering memorandum.
     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash or shares of capital stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of Notes
     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our capital stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     LaSalle Bank National Association is the trustee, security registrar, paying agent and conversion agent. LaSalle Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
     We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders
     No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Registration Rights
     We, our subsidiary guarantors and the initial purchasers have entered into a registration rights agreement concurrently with the issuance of the notes.
     Pursuant to the registration rights agreement, we and our subsidiary guarantors have agreed for the benefit of the holders of the notes and the capital stock issuable upon conversion of the notes that we will, at our cost
•	use commercially reasonable efforts to, no later than the 120th day after the original date of issuance of the notes, file with the SEC, or otherwise designate an existing registration statement previously filed with the SEC, a shelf registration statement covering resales of the notes and the capital stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act;

•	use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act (unless such shelf registration statement is a previously filed registration statement that is effective at the time it is so designated) as promptly as possible but in any event no later than 180 days after the original date of issuance of the notes; and

•	subject to certain rights to suspend use of the shelf registration statement, use commercially reasonable efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.
     “Registrable securities” means:
•	the notes, including the subsidiary guarantees, until the earliest of (i) their effective registration under the Securities Act and the resale of all such notes in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to notes held by non-affiliates under Rule 144(k) under the Securities Act or any successor provision or similar provisions then in effect (“Rule 144(k)”), (iii) the date on which all such notes are freely transferable by persons who are not affiliates of the company without registration under the Securities Act or (iv) the date on which all such notes have been converted or otherwise cease to be outstanding; and

•	the shares of capital stock, if any, issuable upon conversion of the notes, until the earliest of (i) their effective registration under the Securities Act and the resale of all such shares of capital stock in accordance with the shelf registration statement, (ii) the expiration of the holding period applicable to shares of capital stock held by non-affiliates under Rule 144(k), (iii) the date on which all such shares of capital stock are freely transferable by persons who are not our affiliates without registration under the Securities Act or (iv) the date on which all such shares of capital stock cease to be outstanding.
     Although the registration rights agreement requires us to register the Registrable Securities, including shares of our capital stock issued upon conversion of the notes, for resale, we will not be required to issue registered shares upon conversion of the notes. We and our subsidiary guarantors will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 30 days in any fiscal quarter or 90 days in the aggregate in any 12-month period) in specified circumstances, including circumstances relating to pending corporate developments. We and our subsidiary guarantors need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.
     The following requirements and restrictions generally apply to a holder selling the securities pursuant to the shelf registration statement
•	the holder is required to be named as a selling securityholder in the related prospectus;

•	the holder is required to deliver a prospectus to purchasers;

•	the holder is subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder is bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).
     We and our subsidiary guarantors have agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above.
     The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to bear a restricted security legend, at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof, provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on registrable securities only. No additional interest or other additional amounts will be payable in respect of shares of capital stock into which the notes have been converted even if such shares constitute registrable securities.
     Subject to the limitations of the preceding paragraph, the additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.
     We and our subsidiary guarantors have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness (or designation) of the shelf registration statement. Holders are required to complete and deliver the selling securityholder questionnaire prior to the effectiveness (or designation) of the shelf registration statement so that the holder may be named as a selling securityholder in the related prospectus at the time of effectiveness. Upon receipt of the completed questionnaire, together with any other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, within 10 days after the date of receipt of such questionnaire, or if the use of the shelf registration statement is suspended at the time of receipt, within 5 days after the expiration of the suspension, file the amendments to the shelf registration statement or supplements to the related prospectus or such other filings as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above). Notwithstanding the foregoing, we will not be required to file more than one post-effective amendment or supplement to the related prospectus during any 30-day period. Any holder that does not timely complete and deliver a questionnaire or provide any other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement or be entitled to additional interest.
     We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective or designated and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of capital stock issued upon conversion of the notes.
     The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Available Information”.
Resales Under This Prospectus
     Notes resold under the registration statement of which this prospectus forms a part will be represented by one or more permanent global notes in definitive, fully registered form, which will be deposited with the trustee as custodian for DTC and registered in the name of DTC in New York, New York for the accounts of participants in DTC. The notes issued in the private placement of the notes in May 2007 are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons, bearing legends relating to certain restrictions on the transfer of the notes. Those global notes have been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee in New York, New York for the accounts of participants in DTC.

     Upon each sale by a selling securityholder of notes (or shares of our capital stock into which the notes may be converted) offered hereby, such selling securityholder will be required to deliver a notice of such sale to the trustee and to us. The notice will, among other things, identify the sale as a sale pursuant to the registration statement of which this prospectus forms a part and certify that the selling securityholder and the principal amount of notes and/or the number shares of capital stock, as the case may be, are identified in this prospectus in accordance with applicable rules and regulations under the Securities Act.
     Upon receipt by the trustee of the notice relating to such sale of notes, an appropriate adjustment will be made to reflect a decrease in the principal amount of the global notes issued in the private placement, and a corresponding increase in the principal amount of the global notes sold pursuant to this prospectus.
Book-Entry, Settlement and Clearance
     The Global Notes
     The notes have been issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Each of the global notes has been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
     Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
     Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
     Book-Entry Procedures for the Global Notes
     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
     DTC has advised us that it is
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
     So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
     Payments of principal, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
     Certificated Notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or certain other events provided in the indenture should occur.

DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 80,000,000 shares of capital stock, par value $1.00 per share. Our certificate of incorporation does not authorize the issuance of shares of preferred stock. As of June 30, 2007, we had 23,915,868 shares of capital stock outstanding.
Rights of Holders of Our Capital Stock
     Stockholders are entitled to one vote for each share of our capital stock held of record on all matters on which stockholders are entitled or permitted to vote. Our capital stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of our capital stock voting for the election of directors can elect all the directors standing for election. Holders of our capital stock are entitled to receive dividends out of legally available funds when and if declared from time to time by our board of directors. See “Price Range of Capital Stock and Dividend Policy”. In the event of our liquidation, dissolution or winding up, the holders of our capital stock will be entitled to share ratably in all assets remaining after payment of liabilities. Our capital stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions in our certificate of incorporation. The outstanding shares of our capital stock are fully paid and nonassessable.
Corporate Governance Provisions of Our By-laws
     Our by-laws provide that stockholders may act by written consent without a meeting if consents in writing, setting forth the action taken, are signed by the holders of record of shares having not less than the minimum voting power that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our by-laws provide that special meetings of stockholders may be called at any time by the Chairman, President or the Secretary of the Company or upon the written request of a majority of the board of directors or of the holders of record shares having a majority of the voting power of the capital stock of the Company then entitled to vote for the election of directors. Our by-laws provide that the number of directors will be fixed from time to time by resolution of the board of directors or, in the absence thereof, will be the number of directors elected at the preceding annual meeting of the stockholders. Our by-laws provide that the board of directors must constitute no fewer than 3 and no more than 40 directors. Our board of directors currently consists of 12 directors.
Section 203 of the Delaware General Corporation Law
     We are a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides in general that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 but less than 85% of such stock may not engage in a Business Combination, as defined in Section 203, with the corporation for a period of three years from the date on which that stockholder became an Interested Stockholder, as defined in Section 203, unless (1) prior to such date the corporation’s board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (2) the Business Combination is approved by the corporation’s board of directors and authorized by the holders of at least 66% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A “Business Combination” includes a merger, asset sale or other transaction resulting in a financial benefit to a stockholder. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of a corporation’s outstanding voting shares. We have not “opted out” of the provisions of Section 203.
Limitations on Liability and Indemnification of Officers and Directors
     Our certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

•	for any transaction from which the director derives an improper personal benefit.
     The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our by-laws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. We may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director.
Transfer Agent and Registrar
     The transfer agent and registrar for our capital stock is Wells Fargo Bank, N.A.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
General
     This section summarizes the material U.S. tax consequences to holders of notes, and where noted, our capital stock as of the date hereof. The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and the shares of capital stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (“IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. However, the discussion is limited in the following ways:
•	The discussion covers you only if you buy the notes in the initial offering.

•	The discussion covers you only if you hold the notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

•	This discussion does not address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons that will hold the notes or capital stock received pursuant to conversion of the notes as part of a hedge or as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or integrated financial transaction.

•	This discussion does not address the U.S. federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes or our capital stock.
     If you are considering buying the notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation.
Tax Consequences to U.S. Holders
     This section applies to you if you are a “U.S. Holder”. A “U.S. Holder” is:
•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created under U.S. law, any state thereof or the District of Columbia; or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.
     If a partnership holds the notes or capital stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the notes or capital stock, we suggest that you consult your tax advisor.

     Interest
     It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest will be taxable to you as described below.
•	If you are a cash-method taxpayer (including most individual holders), you must report interest on the notes (including any accrued and unpaid interest deemed to have been paid upon conversion) in your income when you receive it.

•	If you are an accrual-method taxpayer, you must report interest on the notes (including any accrued and unpaid interest deemed to have been paid upon conversion) in your income as it accrues.
     Sale or Retirement of the Notes
     Except as set out below under “Conversion of the Notes”, on the sale or retirement of the note:
•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates. The deductibility of capital losses may be subject to limitations.

•	If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described under “Interest” above and not as sale proceeds.
     Conversion of the Notes
     If you convert the notes and receive only cash, your gain or loss will be the same as if you disposed of the notes in a taxable disposition, as described above under “Sale or Retirement of the Notes”. If you receive a combination of cash and our capital stock upon conversion of a note, we believe it is likely that the conversion will be treated as a recapitalization for U.S. federal income tax purposes. In a recapitalization, you would recognize gain, but not loss, on the exchange equal to the lesser of (i) the amount of cash received (other than cash in respect of accrued and unpaid interest and cash received in lieu of a fractional share of capital stock) and (ii) the amount of gain realized, which will be equal to the excess, if any, of the amount of cash you receive (other than cash in respect of accrued and unpaid interest) plus the fair market value of capital stock you receive, over your tax basis in the note. Your aggregate tax basis in capital stock received (other than capital stock received with respect to accrued interest), including any basis allocable to a fractional share, will be the same as your basis in the note at the time of conversion, reduced by the amount of any cash received (other than cash in respect of accrued and unpaid interest and cash received in lieu of a fractional share of capital stock) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share of capital stock). Your tax basis in capital stock received with respect to accrued interest will equal the fair market value of such stock on the date of conversion. Cash received in lieu of a fractional share of capital stock should be treated as a payment in exchange for the fractional share of capital stock. This will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share). Your tax basis in a fractional share of capital stock will be determined by allocating your tax basis in capital stock between capital stock received upon conversion and the fractional share of capital stock, in accordance with their respective fair market values.
     Any capital gain recognized upon conversion will be long-term capital gain if you held the note for more than one year at the time of conversion. Long-term capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates. The deductibility of capital losses may be subject to limitations.
     Alternatively there is a possibility that the conversion could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the receipt of both cash and capital stock upon conversion of a note. In each case described above, your holding period for the capital stock received will include your holding period for the note converted, except that the holding period for any capital stock received with respect to accrued interest will commence on the day after conversion.
     If you convert the notes and receive cash and reference property, as described above under “Description of Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Capital Stock”, the conversion may be treated as a taxable disposition, but alternative treatment is possible depending on the nature of the reference property. You should consult your own tax advisor regarding the appropriate tax treatment of the receipt of reference property.
     Constructive Distributions
     The conversion price of the notes will be adjusted in certain circumstances. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” above. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings and profits may, in certain circumstances, be treated as a deemed distribution to you, whether or not you ever exercise your conversion privilege. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the rules governing corporate distributions, as described below under “Distributions on Capital Stock”. In particular, any adjustment in the conversion rate to compensate U.S. Holders of notes for taxable distributions of cash on any of our outstanding capital stock will be treated as a deemed distribution of stock to the U.S. Holders, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits. Any deemed dividend would not be eligible for the dividends-received deduction or for preferential rates applicable to certain non-corporate U.S. Holders in respect of certain dividends. In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of our capital stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment.
     Distributions on Capital Stock
     In general, distributions with respect to our capital stock received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in our capital stock and thereafter as capital gain. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.
     Dividends received by a non-corporate U.S. Holder will generally qualify for a reduced rate of taxation (currently effective for tax years through 2010) if the holder meets certain holding period and other applicable requirements.
     Sale or Other Disposition of Capital Stock
     You will recognize capital gain or loss on the sale or other disposition of our capital stock received upon the conversion of a note. This capital gain or loss will equal the difference between the amount realized and your tax basis in our capital stock. Your basis in capital stock received in a conversion will be determined as described under “Conversion of the Notes” above. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.
     Information Reporting and Backup Withholding
     Under the tax rules concerning information reporting to the IRS:
•	Assuming you hold your notes or our capital stock through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is currently 28% of all amounts payable to you on the notes (including principal payments), dividends on our capital stock and the proceeds from a sale or other disposition of the notes or our capital stock. This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.
Tax Consequences to Non-U.S. Holders
     This section applies to you if you are a “Non-U.S. Holder”. A “Non-U.S. Holder” is any holder that is not a U.S. Holder.
     Withholding Taxes
     Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.
     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:
•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. person.

•	You hold your notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.
     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:
•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes the qualified intermediary will not generally forward this information to the withholding agent.

•	You own 10% or more of the voting stock of Chemed or are a “controlled foreign corporation” with respect to Chemed. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.
     Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:
•	You hold your notes directly through a qualified intermediary and the applicable procedures are complied with, or

•	You file Form W-8ECI.
     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. Holders, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.
     Sale, Retirement or Other Disposition of the Notes or Shares of Capital Stock
     If you sell a note or it is redeemed or you otherwise dispose of a note or shares of capital stock, you will not be subject to federal income tax on any gain unless one of the following applies:
•	The gain is effectively connected with a trade or business that you conduct in the U.S., subject to an applicable income tax treaty providing otherwise.

•	You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the note or capital stock, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply as described above under “Withholding Taxes”.

•	We are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the five-year period preceding such sale or other disposition or your holding period, whichever period is shorter, and our capital stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We believe that we have not been and are not currently a U.S. real property holding corporation, and we do not expect to become one in the future based on anticipated business operations.
     U.S. Trade or Business
     If your income or gain in respect of the note or our capital stock is effectively connected with a trade or business that you are conducting in the U.S.:
•	You will generally be taxed in the same manner as a U.S. Holder (as described above under “Tax consequences to U.S. Holders”), subject to an applicable income tax treaty providing otherwise.

•	If you are a foreign corporation, you may be subject to the “branch profits tax” on your earnings and profits that are effectively connected with your U.S. trade or business, including earnings from the note or our capital stock. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Dividends
     Dividends (including deemed dividends on the notes described above under “Tax consequences to U.S. Holders — Constructive distributions”) paid to you on our capital stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, if applicable, you will be required to provide either a Form W-8BEN certifying your entitlement to benefits under a treaty or a Form W-8ECI certifying that the dividends are effectively connected with your conduct of a trade or business within the United States.
     In the case of any deemed dividend, it is possible that the U.S. tax on the deemed dividend would be withheld from interest, or from shares of capital stock or sales proceeds subsequently delivered, paid or credited to you. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund of all or a portion of the withholding tax.
     Information Reporting and Backup Withholding
     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:
•	Principal and interest payments made in respect of notes and proceeds of the sale or other taxable disposition of a note or capital stock you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

SELLING SECURITYHOLDERS
     The notes were originally issued by us in a private transaction exempt from the registration requirements of the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of capital stock issued upon conversion of the notes.
     The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to this prospectus and the numbers of shares of capital stock into which those notes are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding capital stock.
     We have prepared the table below based on information received from the selling securityholders on or prior to August 14, 2007. Any or all of the notes or shares of capital stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of shares of capital stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.
     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to this prospectus. From time to time, additional information concerning ownership of the notes and shares of capital stock may rest with certain holders of the notes not named in the table below and of whom we are unaware.

	Aggregate Principal
	Amount of Notes That		Number of Shares of
	Are Owned	Percentage of	Capital Stock	Percentage of Capital
Name	and May Be Sold	Notes Outstanding	That May Be Sold (1)	Stock Outstanding (2)
ACE Tempest Reinsurance Ltd.	640,000	0.32%	7,927.94	*

Alabama Children’s Hospital Foundation	50,000	0.03%	619.37	*

Arkansas Pers	1,100,000	0.55%	13,626.14	*

Arlington County Employees Retirement System	730,000	0.37%	9,042.80	*

B.C. McCabe Foundation	60,000	0.03%	743.24	*

Bank of America Pension Plan	450,000	0.23%	5,574.33	*

Boilermakers Blacksmith Pension Trust	1,200,000	0.60%	14,864.88	*

CALAMOS Market Neutral Income Fund - CALAMOS Investment Trust	4,000,000	2.00%	49,549.60	*

Canyon Capital Arbitrage Master Fund, Ltd.	350,000	0.18%	4,335.59	*

Canyon Value Realization Fund, L.P.	160,000	0.08%	1,981.98	*

	Aggregate Principal
	Amount of Notes That		Number of Shares of
	Are Owned	Percentage of	Capital Stock	Percentage of Capital
Name	and May Be Sold	Notes Outstanding	That May Be Sold (1)	Stock Outstanding (2)
Canyon Value Realization MAC 18, Ltd.	30,000	0.02%	371.62	*

Chrysler Corporation Master Retirement Trust	2,860,000	1.43%	35,427.96	*

Citigroup Global Markets Inc. (dated 5/18/07)	150,000	0.08%	1,858.11	*

Citigroup Global Markets Inc. (dated 7/17/07)	4,725,000	2.36%	58,530.47	*

Citigroup Global Markets Inc. (dated 7/31/07)	4,850,000	2.43%	60,078.89	*

Citigroup Global Markets Inc. (dated 7/5/07)	2,385,000	1.19%	29,543.95	*

CNH CA Master Account, L.P.	1,000,000	0.50%	12,387.40	*

Columbia Convertible Securities Fund	2,250,000	1.13%	27,871.65	*

Commissioners of the Land Office	600,000	0.30%	7,432.44	*

Cowen and Company LLC	2,500,000	1.25%	30,968.50	*

DBAG London	100,000	0.05%	1,238.74	*

D.E. Shaw Valence Portfolios, L.L.C.	7,500,000	3.75%	92,905.50	*

Delaware Public Employees Retirement System	1,610,000	0.81%	19,943.71	*

Delta Air Lines Master Trust—CV	427,000	0.21%	5,289.42	*

Delta Pilots Disability & Survivorship Trust — CV	340,000	0.17%	4,211.72	*

F.M. Kirby Foundation, Inc.	495,000	0.25%	6,131.76	*

FPL Group Employees Pension Plan	590,000	0.30%	7,308.57	*

Goldman Sachs & Co. Profit Sharing Master Trust	35,000	0.02%	433.56	*

Guardian Pension Trust	250,000	0.13%	3,096.85	*

Highbridge Convertible Arbitridge Master Fund, L.P.	2,500,000	1.25%	30,968.50	*

Highbridge International LCC	12,500,000	6.25%	154,842.50	*

	Aggregate Principal
	Amount of Notes That		Number of Shares of
	Are Owned	Percentage of	Capital Stock	Percentage of Capital
Name	and May Be Sold	Notes Outstanding	That May Be Sold (1)	Stock Outstanding (2)
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	500,000	0.25%	6,193.70	*

International Truck & Engine Corporation Retiree Health Benefit Trust	165,000	0.08%	2,043.92	*

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	155,000	0.08%	1,920.05	*

International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	280,000	0.14%	3,468.47	*

Intl. Truck & Engine Corp. Non Contributory Retirement Plan Trust	375,000	0.19%	4,645.28	*

Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	180,000	0.09%	2,229.73	*

JP Morgan Securities, Inc.	8,300,000	4.15%	102,815.42	*

Kamunting Street Master Fund, LTD	5,000,000	2.50%	61,937.00	*

KBC Financial Products USA Inc.	6,100,000	3.05%	75,563.14	*

KeySpan Foundation	30,000	0.02%	371.62	*

KeySpan Insurance Company	90,000	0.05%	1,114.87	*

Lord Abbett Investment Trust — LA Convertible Fund	2,000,000	1.00%	24,774.80	*

Louisinana CCRF	150,000	0.08%	1,858.11	*

Lyxor/Canyon Value Realization Fund, Ltd.	50,000	0.03%	619.37	*

Microsoft Capital Group, L.P.	285,000	0.14%	3,530.41	*

National Fuel & Gas Company Retirement Plan	275,000	0.14%	3,406.54	*

National Railroad Retirement Investment Trust	1,540,000	0.77%	19,076.60	*

NFS — SCI Funeral and Merchandise Fixed Common	115,000	0.06%	1,424.55	*

NYC Teachers’ Variable Annuity Fund	875,000	0.44%	10,838.98	*

	Aggregate Principal
	Amount of Notes That		Number of Shares of
	Are Owned	Percentage of	Capital Stock	Percentage of Capital
Name	and May Be Sold	Notes Outstanding	That May Be Sold (1)	Stock Outstanding (2)
OCM Convertible Trust	910,000	0.46%	11,272.53	*

OCM Global Convertible Securities Fund	360,000	0.18%	4,459.46	*

OZ Master Fund, Ltd.	2,465,000	1.23%	30,534.94	*

Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	439,000	0.22%	5,438.07	*

PBCG Maintenance	98,000	0.05%	1,213.97	*

Pension, Hospitalization Benefit Plan of the Electrical Ind Plan	325,000	0.16%	4,025.91	*

Peoples Benefit Life Insurance Company Teamsters	1,417,000	0.71%	17,552.95	*

Philadelphia Board of Pensions	350,000	0.18%	4,335.59	*

Quattro Fund Ltd.	3,776,000	1.89%	46,774.82	*

Quattro Multistrategy Masterfund LP	285,000	0.14%	3,530.41	*

Qwest Occupational Health Trust	195,000	0.10%	2,415.54	*

Qwest Pension Trust	1,200,000	0.60%	14,864.88	*

Redbourn Partners Ltd.	383,000	0.19%	4,744.37	*

Sandelman Partners Multi-Strategy Master Fund, Ltd.	25,000,000	12.50%	309,685.00	1.28%

SuttonBrook Capital Portfolio LP	3,000,000	1.50%	37,162.20	*

The Canyon Value Realization Fund(Cayman) Ltd.	410,000	0.21%	5,078.83	*

Total Fina Elf Finance USA, Inc.	150,000	0.08%	1,858.11	*

Trust for the Defined Benefit Plans of ICI American Holdings, Inc.	245,000	0.12%	3,034.91	*

UnumProvident Corporation	485,000	0.24%	6,007.89	*

Vanguard Convertible Securities Fund, Inc.	4,655,000	2.33%	57,663.35	*

Vicis Capital Master Fund	12,002,000	6.00%	148,673.57	*

Virginia Retirement System	2,875,000	1.44%	35,613.78	*

Wachovia Securities International LTD	5,500,000	2.75%	68,130.70	*

	Aggregate Principal
	Amount of Notes That		Number of Shares of
	Are Owned	Percentage of	Capital Stock	Percentage of Capital
Name	and May Be Sold	Notes Outstanding	That May Be Sold (1)	Stock Outstanding (2)
All other holders of notes or future transferees, pledges or successors of any holders(3)(4)	50,573,000	25.29%	626,467.98	2.55%

Total	200,000,000	100.00%	2,477,480.02	9.39%

*	Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 12.3874 shares of capital stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights.” As a result, the number of shares of capital stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 23,915,868 shares of capital stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of capital stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)	Assumes that any other holders of notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of notes, do not beneficially own any shares of capital stock other than the capital stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION
     We are registering the notes and shares of capital stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of capital stock covered by this prospectus.
     We will not receive any of the proceeds from the offering of notes or the shares of capital stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and shares of capital stock beneficially owned by them and offered hereby from time to time:
•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling securityholders or from the purchasers of the notes and capital stock for whom they may act as agent.
     The notes and the capital stock may be sold from time to time in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of capital stock offered by them hereby will be the purchase price of the notes or shares of capital stock less discounts and commissions, if any.
     The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the notes and capital stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the capital stock;

•	in the over-the-counter market;

•	in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with the sales of the notes and the shares of capital stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the shares of capital stock, short and deliver notes and the shares of capital stock to close out the short positions, or loan or pledge notes and the shares of capital stock to broker-dealers that in turn may sell the notes and the shares of capital stock.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the shares of capital stock by the selling securityholders. Selling securityholders may decide not to sell any of the notes or the shares of capital stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of capital stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     Our capital stock is listed on the New York Stock Exchange under the symbol “CHE”.
     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of capital stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of capital stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.
     Each of the selling securityholders that is a registered broker-dealer or an affiliate of a registered broker-dealer has represented to us, and by its use of this prospectus repeats such representation to you, that it purchased its notes in the ordinary course of business and at the time of such purchase had no direct or indirect agreements or understandings with any person to distribute such notes or capital shares issuable upon conversion of such notes.
     The notes were issued and sold in May 2007 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. We have agreed to indemnify each selling securityholder (including the initial purchasers), and each selling securityholder’s directors, officers, employees, affiliates, agents and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law. Each selling securityholder (including the initial purchasers) has agreed to indemnify us, our directors, each of our officers who has signed this registration statement and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.
     The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of capital stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of capital stock to engage in market-making activities with respect to the particular notes and the underlying shares of capital stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying shares of capital stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of capital stock.
     We will use our reasonable best efforts to keep effective the shelf registration statement of which this prospectus is a part until the earliest of:
•	the sale of all outstanding registrable securities registered under the shelf registration statement;

•	the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of the Company; and

•	two years after the effective date of the shelf registration statement.
     We and our subsidiary guarantors are permitted to suspend the use of this prospectus or any other prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we and our subsidiary guarantors can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period.
     We and our subsidiary guarantors may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole.

LEGAL MATTERS
     The validity of the notes and capital stock offered hereby has been passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
     The consolidated financial statements of Chemed Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2006 incorporated in this Prospectus by reference to Chemed Corporation’s Current Report on Form 8-K dated August 8, 2007 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Chemed Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
AVAILABLE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.
     In addition, we make available on our web site at http://www.chemed.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on our web site, available by hyperlink from our web site or on the SEC’s web site, is not incorporated into this prospectus or the registration statement of which this prospectus forms a part or other documents we file with, or furnish to, the SEC.
     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Securityholders has authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8K) until the selling securityholders sell all the notes and capital stock offered by this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 28, 2007 as amended by our current report on Form 8-K filed on August 8, 2007;

•	Quarterly Reports on Form 10-Q for the period ended March 31, 2007, filed on May 2, 2007; and the period ended June 30, 2007, filed on August 3, 2007; and

•	Current Reports on Form 8-K filed on April 5, 2007, May 7, 2007, May 9, 2007, May 17, 2007, May 22, 2007, July 25, 2007 and August 8, 2007.
     Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202-4726
(513) 762-6900 or 1-800-2CHEMED

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable underwriting and broker’s commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the notes and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$6,140.00
Legal Fees and Expenses	50,000.00
Accountants’ Fees and Expenses	14,500.00
Printing and Engraving	20,000.00
Miscellaneous	1,000.00

Total	$91,640.00
Item 15. Indemnification of Directors and Officers.
     Delaware Registrants
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.
     Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.
     The certificates of incorporation and/or by-laws of each of the Delaware corporate registrants except Roto-Rooter Group, Inc., R.R. UK, Inc., and Roto-Rooter Development Company provide that such registrant indemnifies its directors and officers to the maximum extent allowed by Delaware law.
     Chemed Corporation. has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. Chemed Corporation also maintains liability insurance for the benefit of their directors and officers.
     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
     The limited liability company agreement of VITAS Hospice Services, L.L.C provides that the registrant may indemnify its members, directors and officers of the company and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Delaware; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, wilful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the company of a personal benefit to which such person is or was not legally entitled.
     Texas Registrant
     Article 11 of the Texas Revised Partnership Act contains detailed provisions for indemnification of general partners of Texas limited partnerships against any judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that the person improperly received personal benefit, the indemnification: (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding; and (2) shall not be made in relation to a proceeding in which the person has been found liable for wilful or intentional misconduct in the performance of the person’s duty to the limited partnership or the limited partners.
     The limited partnership agreement of VITAS Healthcare of Texas, LP provide that such registrant indemnifies its directors and officers to the maximum extent allowed by Texas law.
     Iowa Registrant
     Section 490.202 of the Iowa Business Corporation Act, or the IBCA, provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, provided that the provision does not eliminate or limit the liability of a director for the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the corporation or the shareholder; a violation of Section 490.833; or an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, if such person has acted in good faith and in a manner reasonably believed by the individual to be in the best interests of the corporation, if the director was acting in an official capacity, and in all other cases that the individual’s conduct was at least not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful or the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.
     The indemnity provisions under Section 490.851 do not apply (i) in the case of actions brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Subsection 1 of Section 490.851; or (ii) in connection with any proceedings with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director’s official capacity. In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854.
     Under Section 490.856, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the person is an officer to the same extent as to a director. If the person is an officer, but not a director, further indemnification may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or for, liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled; an intentional infliction of harm on the corporation or the shareholders; or an intentional violation of criminal law. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act or omission solely as an officer.
     An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 490.852, and may apply to a court under Section 490.854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.
     The articles of incorporation and/or the by-laws of Roto-Rooter Corporation and Roto-Rooter Services Company provide that such registrant indemnifies its directors and officers to the maximum extent allowed by Iowa law.
Item 16. Exhibits.
     The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description of Documents
4.1*	Indenture, dated as of May 14, 2007, among Chemed Corporation, the subsidiary guarantors listed thereto, and LaSalle Bank National Association, as Trustee, related to the 1.875% Convertible Senior Notes due 2014 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A on May 22, 2007)

4.2	Form of 1.875% Convertible Senior Notes due 2014 (included in Exhibit 4.1)

5.1	Opinion of Cravath, Swaine & Moore LLP

Exhibit Number	Description of Documents
10.1*	Registration Rights Agreement dated May 14, 2007, among Chemed Corporation, the subsidiaries on the signature pages thereto, J.P. Morgan Securities, Inc. and Citigroup Global Markets Inc., relating to the 1.875% Convertible Senior Notes due 2014 (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K on May 17, 2007)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signatures pages of this Part II)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of LaSalle Bank National Association under the Indenture

*	Incorporated by reference
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Cincinnati, State of Ohio, on August 13, 2007.

CHEMED CORPORATION
By:	/s/ Arthur V. Tucker, Jr.
	Name:	Arther V. Tucker, Jr.
	Title:	Vice President and Controller

POWER OF ATTORNEY
     KNOWN ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kevin J. McNamara, David P. Williams, Naomi C. Dallob and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 registration statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin J. McNamara (Kevin J. McNamara)	President, Chief Executive Officer and Director of the registrant	August 1, 2007

/s/ Spencer S. Lee	Executive Vice President of the registrant
(Spencer S. Lee)		August 1, 2007

/s/David P. Williams	Vice President and Chief Financial Officer of the registrant	August 1, 2007
(David P. Williams)

/s/Arthur V. Tucker, Jr.	Vice President and Controller of the registrant
(Arthur V. Tucker, Jr.)		August 1, 2007

/s/Edward L. Hutton	Chairman of the Board of Directors of the registrant
(Edward L. Hutton)		August 1, 2007

/s/Charles H. Erhart, Jr.
(Charles H. Erhart, Jr.)	Director of the registrant	August 1, 2007

/s/Joel F. Germunder
(Joel F. Germunder)	Director of the registrant	August 1, 2007

/s/Patrick P. Grace
(Patrick P. Grace)	Director of the registrant	August 1, 2007

/s/Thomas C. Hutton
(Thomas C. Hutton)	Director of the registrant	August 1, 2007

Signature	Title	Date

/s/Walter L. Krebs
(Walter L. Krebs)	Director of the registrant	August 1, 2007

/s/Sandra E. Laney
(Sandra E. Laney)	Director of the registrant	August 1, 2007

/s/Timothy S. O’Toole
(Timothy S. O’Toole)	Director of the registrant	August 1, 2007

/s/Donald E. Saunders
(Donald E. Saunders)	Director of the registrant	August 1, 2007

/s/George J. Walsh III
(George J. Walsh III)	Director of the registrant	August 1, 2007

/s/Frank E. Wood
(Frank E. Wood)	Director of the registrant	August 1, 2007

EXHIBIT INDEX

Exhibit
Number	Description of Documents
4.1*	Indenture, dated as of May 14, 2007, among Chemed Corporation, the subsidiary guarantors listed thereto, and LaSalle Bank National Association, as Trustee, related to the 1.875% Convertible Senior Notes due 2014 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A on May 22, 2007)

4.2	Form of 1.875% Convertible Senior Notes due 2014 (included in Exhibit 4.1)

5.1	Opinion of Cravath, Swaine & Moore LLP

10.1*	Registration Rights Agreement dated May 14, 2007, among Chemed Corporation, the subsidiaries on the signature pages thereto, J.P. Morgan Securities, Inc. and Citigroup Global Markets Inc., relating to the 1.875% Convertible Senior Notes due 2014 (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K on May 17, 2007)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signatures pages of this Part II)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of LaSalle Bank National Association under the Indenture

*	Incorporated by reference